Exhibit 99.1
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PPL Electric Utilities Requests 2.7 Percent Revenue Increase
Proposal Includes Incentive Programs to Encourage Energy Efficiency

ALLENTOWN, Pa. (March 29, 2007) -- PPL Electric Utilities asked the Pennsylvania Public Utility Commission on Thursday (3/29) to increase the company’s revenues by 2.7 percent beginning in 2008.
As part of that request, the company is proposing new programs to encourage energy efficiency and is setting the stage for new pricing options that could be offered as soon as 2010.
“We are making this request now to ensure that we have the resources in place to continue to deliver highly reliable electric service to our customers,” said David G. DeCampli, president of PPL Electric Utilities.
“We’re also proposing new programs to help customers manage their energy use, encouraging energy efficiency and giving customers tools and detailed usage information that they’ve never had before.”
DeCampli said the company’s request would affect only distribution rates, which make up about one-third of the total electric bill for residential customers. The request is subject to approval by the PUC.
The precise effect of any increase would depend on the type of customer and the amount of electricity used. Under the company’s request, the total bill for a typical residential customer using 1,000 kilowatt-hours per month would increase by 6.8 percent.
The proposed increase for residential customers is higher than the overall average because rates for residential customers historically have been subsidized by the commercial and industrial rate classes.
“In response to a state court ruling and as part of a continued effort to address differences in the way costs are allocated to customers, we’re taking a further step toward eliminating this subsidization with our rate request,” DeCampli said.
He said the plan is to eliminate the subsidization over a series of rate requests to address the issue while mitigating the effect on residential customers.

Reasons for the proposed increase
DeCampli said the increase is needed to keep pace with the rising cost of maintaining and improving more than 44,000 miles of distribution lines that deliver electricity to 1.4 million homes and businesses in eastern and central Pennsylvania.
For example, the cost of transformers has increased by about 80 percent since the company’s last rate increase request in March 2004. The cost of wire used for power lines is up about 25 percent. Costs for employee health care, bucket trucks, fuel and other materials also have seen double-digit percentage increases since 2004.
The company has absorbed these costs while continuing to invest in its distribution system, DeCampli said. PPL Electric Utilities has invested more than $450 million to maintain, improve and expand its distribution system in the last three years. The company expects to invest an additional $1.1 billion to maintain, improve and expand the system over the next five years.
“We’re investing in new technology that will help limit the duration of power outages, give customers more control in managing their electricity use and make a time-of-use rate option available to customers by 2010,” DeCampli said.
That time-of-use rate option would enable customers to save money on their electric bills by shifting electricity use to morning, evening and weekend hours, when electricity is less expensive to generate.
In addition to these investments in equipment and technology, the company is stepping up tree-trimming efforts and equipment inspections to prevent outages, and hiring additional linemen, he said.
“We’ve worked hard to improve efficiency, make smart decisions and spend wisely,” DeCampli said. “As a result, our rates are lower than the averages in both Pennsylvania and the Northeast and would remain so even with the increase we have requested.
“We understand that no one wants higher bills, but this request is all about our ability to continue providing the safe, reliable service our customers have come to expect.”
PPL Electric Utilities’ average residential customer today pays a little more than $3 a day for electricity.

New energy efficiency and economic development programs proposed
As part of its rate request, the company is proposing energy efficiency programs that would offer rebates to encourage the use of programmable thermostats and compact fluorescent lights, both of which have the ability to save customers energy and money.
In addition, the company has proposed expanding efforts to raise awareness about energy efficiency. These efforts would include promoting energy-efficient appliances.
The company also has proposed establishing a new $150,000 grant program that would encourage developers to construct high-performance “green buildings” that conserve energy, water and natural resources.
“Promoting energy efficiency is the right thing to do, and we’re committed to helping customers find ways they can save energy,” DeCampli said.
He said PPL Electric Utilities is already taking steps to put new tools at customers’ fingertips and will launch a new Web site later this year that will enable customers to track daily usage, analyze changes in their home’s energy use and get energy advice. Eventually, customers will be able to track hourly usage online as well, and see up to two years of usage history.
Apart from energy efficiency programs, the company also has proposed $1.1 million in economic development programs, including support for downtown organizations and regional economic development initiatives.

Expanded funding for customer assistance programs
PPL Electric Utilities’ rate request also includes additional funding to help customers who are having trouble paying their bills because of financial hardships.
PPL Electric Utilities has been an industry leader for more than 20 years in implementing programs for customers in need, and the company’s rate request proposes a 36 percent increase in funding for its customer assistance programs. These programs provide payment assistance to customers and home weatherization and energy conservation services.
The company also will increase by more than 40 percent its donation to Operation HELP, a program founded by the company nearly 25 years ago to help customers pay heating bills — both electric and nonelectric. Operation HELP is funded through donations from PPL customers and employees, as well as the company. The increase will bring the company’s annual donation to $1 million.

Smaller, more frequent requests
DeCampli said the company’s request reflects its intent to seek smaller adjustments every few years as higher costs warrant, rather than waiting for an extended period and seeking much larger increases. The last distribution rate change took effect Jan. 1, 2005, and was the first such increase in a decade.
“As a regulated utility, we rely upon the rate case process to ensure that we can continue to invest in the safe and reliable delivery of electricity,” DeCampli said. “While unregulated businesses can quickly adjust their prices as costs change, we must turn to the rate case process.”
The requested increase in distribution rates totals $83.6 million.
While the company’s request proposes that the new rates be effective June 1, 2007, as a matter of course the PUC routinely suspends any increase while it conducts an examination of the request. That process usually takes nine months.
Under the company’s proposal, the total bill for a typical residential customer would increase $6.60 per month. The total bill for a commercial customer using 1,000 kilowatt-hours a month with a demand of 3 kilowatts would increase 67 cents. For an industrial customer using 150,000 kilowatt-hours a month with a demand of 500 kilowatts, the total bill would decrease $36.54.
The request is separate from ongoing PUC deliberations, prompted by a Commonwealth Court decision regarding the rate design of the company’s 2005 electric distribution increase.
The request also will not affect generation or transmission rates. Generation rates, which make up more than half of the total electric bill, are set through 2009. The PUC is considering the company’s plan to acquire generation supply for 2010. A PUC judge has recommended that the PUC approve that plan, which is designed to help smooth the transition to competitive electricity markets.
PPL Electric Utilities serves about 1.4 million customers in 29 counties across central and eastern Pennsylvania. The company has consistently ranked highly among companies for customer service in the United States and has received more J.D. Power and Associates awards for customer satisfaction than any other utility in the country.
Through more than eight decades, the company has provided jobs for thousands of Pennsylvanians, contributed to community and economic development in the commonwealth and provided a service that’s essential in the lives of Pennsylvanians.
To learn more about the company, or for more information on the rate request filed with the PUC, customers can visit www.pplrateinfo.com or contact PPL Electric Utilities at 1-800-342-5775 from 8 a.m. to 5 p.m. Monday to Friday.
PPL Electric Utilities is a subsidiary of PPL Corporation. Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

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